UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  11/24/2008

Pegasystems Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  1-11859

Massachusetts	04-2787865
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

101 Main Street, Cambridge, Massachusetts 02142
(Address of principal executive offices, including zip code)

617-374-9600
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.    Regulation FD Disclosure

CAMBRIDGE, Mass. - December 1, 2008 - Pegasystems (NASDAQ: PEGA), the leader in Business Process Management, today announced that its Board of Directors has authorized a new share repurchase program (the "New Repurchase Program"). The new program replaces the current program which expires on December 31, 2008. Under the New Repurchase Program, effective December 1, 2008, an additional $15 million in repurchases of Pegasystems common stock has been approved. The New Repurchase Program will expire December 31, 2009. Through November 28, 2008, the Company had repurchased 2,112,422 shares under the current repurchase program, for an average price of $11.82 per share.

At the Company's discretion, the purchases will be made from time to time on the open market or in privately negotiated transactions. Shares may be repurchased in such amounts as market conditions warrant, subject to regulatory and other considerations.

The Company has established a pre-arranged stock repurchase plan, intended to comply with the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, and of Rule 10b-18 of the Exchange Act (the "10b5-1 Plan"). Shares that are repurchased under the 10b5-1 Plan will be repurchased under the New Repurchase Program.

Any actual repurchases under the New Repurchase Program will be disclosed in the Company's annual reports on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission for the quarterly periods ending between December 31, 2008 and December 31, 2009.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pegasystems Inc.

Date: December 01, 2008	By:	/s/ Shawn Hoyt
Shawn Hoyt
General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release issued by Pegasystems Inc. on December 1, 2008